Exhibit 99.1

AmeriGas Partners, L.P. and AmeriGas Finance Corp. Announce Results of Tender Offer for any and all of their Outstanding 5.625% Senior Notes due 2024

VALLEY FORGE, Pa.—(BUSINESS WIRE)—May 30, 2023—UGI Corporation (NYSE: UGI) announced today that its subsidiaries, AmeriGas Partners, L.P. (“AmeriGas Partners”) and AmeriGas Finance Corp., (together with AmeriGas Partners, the “Offerors”) have received, as of 5:00 p.m., New York City time, on May 26, 2023 (the “Expiration Time”), tenders from holders of $639,774,000 in aggregate principal amount (excluding tenders through guaranteed delivery procedures), representing approximately 94.78%, of the Offerors’ 5.625% Senior Notes due 2024 (CUSIP: 030981 AH7) (the “2024 Notes”), in connection with its previously announced tender offer (the “Tender Offer”), which commenced on May 22, 2023 and is described in the Offer to Purchase, dated May 22, 2023, and the related Letter of Transmittal and Notice of Guaranteed Delivery (the “Offer Documents”).

The Offerors’ obligation to accept for purchase, and to pay for, any 2024 Notes pursuant to the Tender Offer is subject to a number of conditions set forth in the Offer Documents, including the Offerors successful completion of one or more debt financing transactions, including potential debt securities offerings, in an amount sufficient, together with cash on hand, a cash contribution from UGI and/or other sources of liquidity to (i) fund the purchase of validly tendered 2024 Notes accepted for purchase in the Tender Offer and (ii) pay all fees and expenses associated with the foregoing financing and the Tender Offer.

Subject to the satisfaction or waiver of the conditions set forth in the Offer Documents, the settlement date for the 2024 Notes validly tendered (and not validly withdrawn) prior to the Expiration Time and accepted for purchase in the Tender Offer is expected to occur on Wednesday, May 31, 2023 (the “Settlement Date”). Any 2024 Notes validly tendered (and not validly withdrawn) prior to the Expiration Time and accepted for purchase in the Tender Offer using the Notice of Guaranteed Delivery are expected to be purchased on Thursday, June 1, 2023. 2024 Notes validly tendered (and not validly withdrawn) and accepted for purchase will receive total consideration of $1,010.90 for each $1,000 principal amount of the 2024 Notes tendered, plus accrued and unpaid interest up to, but excluding, the Settlement Date for such 2024 Notes accepted for purchase.

Substantially concurrently with the commencement of the Tender Offer, the Offerors issued a conditional notice of full redemption to redeem any 2024 Notes not purchased in the Tender Offer and that remain outstanding pursuant to the indenture governing the 2024 Notes. Nothing in this announcement should be construed as a notice of redemption with respect to the 2024 Notes, as any redemption will be made pursuant to a notice of redemption in accordance with the indenture governing the 2024 Notes.

In connection with the Tender Offer, the Offerors have retained Wells Fargo Securities, LLC as the Dealer Manager. Questions regarding the Tender Offer should be directed to Wells Fargo Securities, LLC at liabilitymanagement@wellsfargo.com, Attn: Liability Management Group or by calling collect at (704) 410-4756 or toll-free at (866) 309-6316. Requests for copies of the Offer Documents should be directed to D.F. King & Co., Inc., the Information Agent for the Tender Offer, at (888) 541-9895 (toll free) or 212-269-5550. These documents are also available at www.dfking.com/ugi.

This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any 2024 Notes. Any offer to purchase the 2024 Notes has been made by means of the Offer Documents. No offer to purchase will be made in any jurisdiction in which such an offer to purchase would be unlawful.

Cautionary Statements:

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the Offerors’ intention to purchase any 2024 Notes or to engage in any debt financing transactions. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this press release and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in AmeriGas Partners’ most recent annual report and in UGI’s filings with the SEC, and in UGI’s and the Offerors’ other communications with investors. UGI and the Offerors disclaim any obligation to update or revise any forward-looking statements.

About AmeriGas Partners

AmeriGas Partners is the largest retail propane marketer in the United States, with approximately 1 billion gallons of propane sold annually to 1.3 million customers in all 50 states from approximately 1,400 locations.

About UGI

UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

INVESTOR RELATIONS

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